Exhibit 15-1

November 13, 2000

MCN Energy Group Inc.

Detroit, Michigan

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of MCN Energy Group Inc. for the periods ended September 30, 2000 and 1999, as indicated in our report dated November 13, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, is incorporated by reference in the following Registration Statements:

FORM	REGISTRATION NUMBER
Form S-8	333-02105
333-02107
33-21930-99
Form S-3	333-47137
333-47139
333-45281

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

Detroit, Michigan